Exhibit 10.2

SWISHER HYGIENE INC.

SENIOR EXECUTIVE OFFICERS
PERFORMANCE INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain and motivate key employees by providing cash performance bonuses to designated key employees of the Company or its Subsidiaries. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2011, subject to approval by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.	DEFINITIONS

Unless the context otherwise requires, the terms which follow shall have the following meaning:

(a) “Board” — shall mean the Board of Directors of the Company.

(b) “Cause” shall mean, with respect to a termination of employment or other service with the Company or any Subsidiary, a termination of employment or other service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company or any Subsidiary; provided, however, that if the Participant and the Company (or any Subsidiary) have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

(c) “Change of Control of the Company” — shall have the meaning set forth in Exhibit A hereto.

(d) “Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(e) “Code Section 162(m) Exception” — shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(f) “Company” — shall mean Swisher Hygiene Inc. and any successor by merger, consolidation or otherwise.

(g) “Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(h) “Individual Target Bonus” — shall mean the targeted Performance Bonus for a Performance Period as specified by the Committee in accordance with Section 5 hereof.

(i) “Participant” — shall mean a key employee of the Company or any Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive a Performance Bonus in accordance with this Plan.

(j) “Performance Bonus” — shall mean the amount paid or payable under Section 6 hereof.

(k) “Performance Goals” — shall mean the objective performance goals, formulas and standards described in Section 6 hereof.

(l) “Performance Period” — shall mean the period of time, measured in Plan Years (as specified by the Committee) over which achievement of the Performance Goals is to be measured.

(m) “Plan” — shall mean this Swisher Hygiene Inc. Senior Executive Officers Performance Incentive Bonus Plan.

(n) “Plan Year” — shall mean a fiscal year of the Company.

(o) “Pro Rata Bonus” — shall mean a portion of a Performance Bonus equal to the Performance Bonus payable had the Participant continuously performed services throughout the applicable Performance Period and certification of applicable Performance Goals, multiplied by the percentage of days during the Performance Period prior to the date of termination during which the Participant was employed by, or otherwise performed services for, the Company, as compared to the number of days in such Performance Period.

(p) “Subsidiary” — shall mean any subsidiary of the Company, including any corporation, limited liability company, partnership or other entity that is a subsidiary of the Company, as determined by the Committee.

(q) “Swisher Bonus Program” shall mean a program or annual bonus, established from time to time, setting forth terms and conditions of Performance Bonuses under the Plan, to the extent not inconsistent with the Plan.

3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Performance Bonuses within the Plan guidelines; (iv) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (v) certify attainment of Performance Goals and other material terms; (vi) reduce Performance Bonuses as provided herein; (vii) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (viii) adopt, amend and rescind rules and regulations relating to the Plan; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent such action would be permitted under Code Section 162(m) and the Code Section 162(m) Exception.

All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m) and the Code Section 162(m) Exception, and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4.	ELIGIBILITY AND PARTICIPATION

(a) For each Performance Period, the Committee shall select the employees of the Company or its Subsidiaries who are to participate in the Plan from among the executive employees of the Company or its Subsidiaries.

(b) No person shall be entitled to any Performance Bonus under this Plan for a Performance Period unless the individual is designated as a Participant for the Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m) and the Code Section 162(m) Exception.

5.	PERFORMANCE BONUSES

The terms and conditions of the Performance Bonuses shall be set forth in this Plan and in any Swisher Bonus Program. For each Participant for each Performance Period, the Committee may, in its sole discretion, specify an Individual Target Bonus. The Individual Target Bonus may be expressed, at the Committee’s sole discretion, as a fixed dollar amount, a percentage of base pay, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Bonus for a Participant for a Performance Period shall not imply or require that the same level Individual Target Bonus (if any such bonus is established by the Committee for the relevant employee) be set for any other Performance Period. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to be used to determine the percentages (which may be greater than one-hundred percent (100%)) of an Individual Target Bonus that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Bonus (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce a Performance Bonus earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change of Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Bonuses for the prior Performance Period have not been made by the time of the Change of Control of the Company, with regard to individuals who were Participants at the time of the Change of Control of the Company.

6.	PERFORMANCE BONUS PROGRAM

6.1 PERFORMANCE BONUSES.  Subject to the satisfaction of any conditions on payment, each Participant shall be eligible to receive their Performance Bonus with respect to the applicable Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Unless otherwise provided in the Swisher Bonus Program, no Performance Bonus shall be made to a Participant for a Performance Period unless the applicable Performance Goals for such Performance Period are attained.

6.2 OBJECTIVE PERFORMANCE GOALS, FORMULAE OR STANDARDS.  The Committee in its sole discretion shall establish the objective performance goals, formulae or standards and in the case of a “covered employee”, as defined in Code Section 162(m)(3), the Performance Bonus (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and the Code Section 162(m) Exception and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and similar type events or circumstances. To the extent any such provision would create impermissible discretion under the Code Section 162(m) Exception or otherwise violate the Code Section 162(m) Exception, such provision shall be of no force or effect. Performance Goals will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: (i) the attainment of certain target levels of, or a specified increase in, the Company’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax profits including, without limitation, that attributable to the Company’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, the Company’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, the Company’s operational costs, or a component thereof (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the Company’s long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from the Company’s continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, the Company’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, the Company’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, the Company’s after-tax or pre-tax return on shareholder equity; (x) the attainment of certain target levels in the fair market value of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) successful mergers, acquisitions of other companies or assets and any cost savings or synergies associated therewith and/or (xiii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization).

In addition, Performance Goals may be based upon the attainment by Subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by the Company (or Subsidiary, division or other operational unit of the Company) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Performance Bonus will be earned, levels of performance at which a Performance Bonus will become partially earned and a level at which a Performance Bonus will be fully earned.

6.3 MAXIMUM PERFORMANCE BONUS.  The maximum amount of Performance Bonuses payable to a Participant during any one Plan Year is $1,500,000.

6.4 PAYMENT DATE; COMMITTEE CERTIFICATION.  The Performance Bonuses may be paid at such time after the Performance Period in which they are earned, as determined by the Committee but not before the Committee certifies in writing that the Performance Goals specified pursuant to subsection 6.2 were, in fact, satisfied. The Committee may place such additional conditions on payment thereof as it shall determine. Notwithstanding anything in this Section 6.4 to the contrary, the payment of the Performance Bonus shall be made during the calendar year immediately following the calendar year in which the corresponding Performance Period ends.

6.5 CLAWBACK.  Unless otherwise provided in the Swisher Bonus Program, if: a) the amount of the Performance Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, and b) the amount of the Performance Bonus that would have been awarded to the Participant had the financial results been properly reported would have been lower than the amount actually awarded (such lower Performance Bonus shall be referred to herein as the “Restated Performance Bonus”), then the Board shall have the full and absolute discretion, to the full extent permitted by governing law, require reimbursement of any Performance Bonus under the Plan (including any bonus or incentive compensation that has been deferred) to the extent such Performance Bonus exceeds the Restated Performance Bonus.

6.6 CONTINUOUS SERVICE REQUIREMENT.  Unless otherwise provided herein, in the Swisher Bonus Program or in any written agreement between the Company (or any Subsidiary) and the Participant, the Participant must continuously perform services for the Company or its Subsidiaries in the course of the Performance Period and until Performance Bonuses for the applicable Performance Period have been paid out pursuant to Section 6.4 hereof, in order to be eligible for a Performance Bonus with respect to such Performance Period. Unless otherwise provided by the Committee, temporary absence from employment or other service including for reasons such as illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service for purposes of the immediately preceding sentence. Unless otherwise provided by applicable law, if a Participant is temporary absent from employment or other service including for reasons such as illness, vacation, approved leaves of absence or military service for more than 4 weeks during the Performance Period, the Performance Bonus for such Performance Period the Participant would otherwise be eligible for shall be prorated based on the number of weeks the Participant performed services for the Company or any Subsidiary during the course of the Performance Period.

7.	PARTIAL BONUSES

Unless otherwise provided in the Swisher Bonus Program or in any written agreement between the Company (or any Subsidiary) and the Participant, the Participant shall be eligible for Pro Rata Bonus, for a Performance Period in the event of death, “disability” (within the meaning of Code Section 22(e)(3)) or termination of employment or other services within 12 months following the Change of Control (other than for Cause) which occur prior to the Performance Bonuses for the applicable Performance Period being paid out pursuant to Section 6.4 hereof. Unless otherwise provided in the Swisher Bonus Program, all such Pro Rata Bonuses shall be contingent on achievements of the Performance Goals for the applicable Performance Period.

8.	NON-ASSIGNABILITY

No Performance Bonus under this Plan or payment thereof nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of bonus pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or any bonus thereunder, or to adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amounts set forth in subsection 6.3; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception. Furthermore, unless explicitly provided herein, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Bonus for a Performance Period otherwise payable hereunder.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

14.	IRS CODE SECTION 409A.

14.1 GENERAL.  It is the intention of both the Company and the Participant that the benefits and rights to which the Participant is entitled pursuant to this Plan are exempt from or comply with Section 409A of the Code, and the regulations issued thereunder (collectively “Code Section 409A”) to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Plan shall be construed in a manner consistent with that intention. If the Participant or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Participant and on the Company).

14.2 DISTRIBUTIONS ON ACCOUNT OF SEPARATION FROM SERVICE.  To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Plan on account of termination of the Participant’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Participant within the meaning of Code Section 409A.

14.3 NO ACCELERATION OF PAYMENTS.  Neither the Company nor the Participant, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Plan, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

14.4 SIX MONTH DELAY FOR SPECIFIED EMPLOYEES.  In the event that the Participant is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Plan constitutes deferred compensation under Code Section 409A, then the Company and the Participant shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Participant’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Participant’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

EXHIBIT A

Change of Control of the Company shall mean that one of the following has occurred:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control of the Company; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.